Exhibit 99.1

CONTACTS:
Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Tim.Perrott@officedepot.com	Danny.Jovic@officedepot.com

The ODP Corporation Announces Fourth Quarter and Full Year 2020 Results

Fourth Quarter Revenue of $2.3 Billion with GAAP EPS of $0.34; Adjusted EPS of $0.55

Low Cost Model Drove Significant Cash Flow with $1.7 Billion in Total Available Liquidity at Year-End

Continued Progress on B2B Pivot; Industry Veteran Joins ODP to Lead New Digital B2B Commerce Business

Acquired Industry Leading eProcurement Platform and Announced Technology Collaboration in Support of New Digital B2B Commerce Business

Boca Raton, Fla., February 24, 2021 — The ODP Corporation (“ODP,” or the “Company”) (NASDAQ: ODP), a leading provider of business services, products and digital workplace technology solutions through an integrated B2B distribution platform, today announced results for the fourth quarter and full year ended December 26, 2020.

Consolidated (in millions, except per share amounts)	4Q20	4Q19	FY20	FY19
Sales	$2,288	$2,508	$9,710	$10,647
Sales change from prior year period	(9)%		(9)%
Operating income (loss)	$21	$74	$(252)	$191
Adjusted operating income (1)	$44	$92	$300	$367
Net income (loss)	$18	$55	$(319)	$99
Diluted earnings (loss) per share (2)	$0.34	$1.00	$(6.05)	$1.80
Adjusted net income (1)	$30	$68	$189	$228
Adjusted earnings per share (most dilutive) (2)	$0.55	$1.24	$3.50	$4.13
Adjusted EBITDA (1)	$89	$156	$491	$590
Operating Cash Flow	$(4)	$152	$485	$366
Free Cash Flow (3)	$(18)	$125	$417	$216
Adjusted Free Cash Flow (4)	$(4)	$135	$474	$310

Fourth Quarter 2020 Summary(1)

•	Total reported sales of $2.3 billion, down 9% versus last year
•	GAAP operating income of $21 million and net income of $18 million, or $0.34 per share, versus $74 million and $55 million, respectively in prior year
•	Adjusted operating income of $44 million, down from $92 million in fourth quarter of 2019; and adjusted EBITDA of $89 million, down from $156 million in the fourth quarter of 2019
•	Adjusted net income of $30 million, or adjusted earnings per share of $0.55, each down 56% year-over-year
•	Operating cash outflow of $4 million and adjusted free cash outflow of $4 million, versus $152 million and $135 million, respectively in prior year
•	$1.7 billion of total available liquidity including $729 million in cash and cash equivalents

Full Year 2020 Summary(1)

•	Total reported sales of $9.7 billion, down 9% versus last year
•	GAAP operating loss of $252 million and net loss of $319 million, or $(6.05) per share, driven primarily by non-cash asset impairment charges recognized in the second quarter of 2020
•	Adjusted operating income of $300 million, compared to $367 million in 2019; and adjusted EBITDA of $491 million
•	Adjusted net income of $189 million, or adjusted earnings per share of $3.50, down 17% and 15%, respectively year-over-year
•	Operating cash flow of $485 million and adjusted free cash flow of $474 million, versus $366 and $310 million, respectively in prior year

“I am extremely proud of our team for delivering solid results and advancing our B2B pivot and digital transformation despite the challenges posed by the pandemic. I want to thank all of our associates for their continued commitment and dedication, not only for driving these results, but also for maintaining their focus on measures to keep our customers and employees safe throughout the COVID-19 outbreak,” said Gerry Smith, chief executive officer of The ODP Corporation.

“The positive dynamics of our ecosystem and low cost model focus helped offset many of the challenges posed by the COVID-19 pandemic. We pivoted our value proposition, reaching customers through leveraging our diverse channels to market and broad product categories. We drove strong performance in cleaning, office technology and workspaces, and personal protective equipment (PPE) categories, partially offsetting challenges in core supply categories which were negatively impacted by business shutdowns and school closures related to the pandemic. Our omni-channel performance was outstanding, experiencing stronger demand during this unusual period, especially for our curb-side pick-up and buy on-line, pick-up in store (BOPIS) offerings. Our digital presence continued to expand, highlighted by a 15% increase in demand through our BSD eCommerce channel. In all, we delivered solid performance throughout the year,” Smith added.

“While we expect that conditions caused by the COVID-19 pandemic will persist for at least the first half of 2021, the actions and investments we have made during 2020 allow us to continue to work to meet our customers’ expanded needs through all channels. We are also maintaining our focus on driving our low-cost model, while working to evolve our B2B platform to expand into higher growth and higher value market categories. We’ve made significant progress on our B2B pivot and digital transformation, recently enhancing our senior leadership team and accelerating our technology development by adding an industry-leading eProcurement software platform. This component of our digital transformation combined with our valuable physical asset base, has been recognized by one of the leading technology companies in the world, Microsoft, whom we are collaborating with to transform how businesses buy and sell in the over $8 trillion B2B commerce market,” he added.

Consolidated Results

Reported (GAAP) Results

Total reported sales for the fourth quarter of 2020 were $2.3 billion, a decrease of 9% compared to the fourth quarter of 2019. The year-over-year decrease in revenue was primarily the result of lower sales driven by impacts related to the COVID-19 pandemic. Product sales in the fourth quarter were down 7% relative to the prior year period. Service revenue in the fourth quarter was down 20% related to lower comparable sales at CompuCom and lower sales of services in our BSD and Retail Division, both of which were negatively impacted by the COVID-19 outbreak.

Sales Breakdown (in millions)	4Q20	4Q19	FY20	FY19
Product sales	$1,971	$2,113	$8,374	$9,034
Product sales change from prior year	(7)%		(7)%
Service revenues	$317	$395	$1,336	$1,613
Service revenues change from prior year	(20)%		(17)%
Total sales	$2,288	$2,508	$9,710	$10,647

The Company reported operating income of $21 million in the fourth quarter of 2020, compared to $74 million in the prior year period. GAAP operating results in the fourth quarter included a total of $23 million of charges which include $8 million of non-cash asset impairment charges and $15 million of merger and restructuring costs. Associated with planned store closures, the Company recognized asset impairment charges of $8 million in the fourth quarter of 2020 including $6 million related to the impairment of operating lease right-of-use (ROU) assets associated with the Company’s retail store locations, with the remainder primarily relating to the impairment of fixed assets. Merger and restructuring costs were $15 million in the fourth quarter, primarily associated with the Maximize B2B Restructuring Plan. Net income was $18 million, or $0.34 per diluted share in the fourth quarter of 2020, compared to $55 million, or $1.00 per diluted share in the fourth quarter of 2019.

Total reported sales for the full year 2020 period were $9.7 billion, a decrease of 9% over the same period last year, primarily the result of lower sales driven by impacts related to the COVID-19 pandemic. Product sales for the year were down 7% from the prior year. Service revenue was down 17% year over year. ODP reported full year 2020 operating loss of $252 million, compared to operating income of $191 million in 2019. Primary drivers of the comparable reduction are lower operating results, $375 million increase in non-cash asset impairment charges with $363 million related to goodwill and other intangible assets at CompuCom and in the Company’s contract business combined, largely related to the effects of the COVID-19 outbreak on current business conditions, and a $5 million increase in merger and restructuring costs. Net loss in 2020 was $319 million, or $(6.05) per diluted share, compared to net income of $99 million, or $1.80 per diluted share, in 2019.

Adjusted (non-GAAP) Results (1)

Adjusted results for the fourth quarter of 2020 exclude charges and credits totaling $23 million, comprised of $8 million in non-cash asset impairments and $15 million of merger and restructuring costs, and the tax impacts associated with the above items.

•

Fourth quarter of 2020 adjusted EBITDA was $89 million compared to $156 million in the prior year period. This included adjusted depreciation and amortization(5) of $45 million and $50 million in the fourth quarters of 2020 and 2019, respectively.

•	Fourth quarter of 2020 adjusted operating income was $44 million compared to $92 million in the fourth quarter of 2019, including the impacts related to the COVID-19 pandemic.
•	Fourth quarter of 2020 adjusted net income was $30 million, or $0.55 per diluted share, compared to $68 million, or $1.24 per diluted share, in the fourth quarter of 2019.

Full year 2020 adjusted operating income was $300 million compared to $367 million in 2019. Full year adjusted EBITDA was $491 million, down 17% versus 2019. Adjusted net income in 2020 was $189 million, or $3.50 per diluted share, compared to $228 million, or $4.13 per diluted share, in 2019.

Fourth Quarter Division Results

Business Solutions Division (BSD)

•

Reported sales were $1.1 billion in the fourth quarter of 2020, down 10% compared to the same period last year. Sales performance was impacted by conditions caused by the COVID-19 outbreak, which impacted schools and business operations

•	Demand in our eCommerce channel increased 15% with growth in certain adjacency product sales, which comprised 45% of total BSD revenues in the quarter
•	Operating income was $18 million in the fourth quarter of 2020 compared to $69 million in the prior year period

Retail Division

•

Reported sales were $951 million in the fourth quarter of 2020, down 6% versus the prior year period. Planned closures of underperforming stores drove the reported decline with 153 fewer retail outlets at the end of the fourth quarter as compared to the prior year. The Company closed 90 stores in the quarter and had 1,154 stores at year end

•	Partially offsetting these impacts were increased demand for cleaning and breakroom supplies as well as a 50% increase in our BOPIS offering
•

Operating income was $50 million in the fourth quarter of 2020, up 47% over the same period last year. As a percentage of sales, this performance reflects an approximate 190 basis point margin improvement

CompuCom Division

•

Reported sales were $207 million in the fourth quarter of 2020, down 13% compared to the prior year period. The year-over-year decrease was due to lower product sales and services volumes related to the COVID-19 outbreak.

•

Operating income was $4 million in the fourth quarter of 2020, down from $9 million in the prior year period. Business Acceleration Program (BAP) cost efficiency measures helped to partially offset disruptions caused by the COVID-19 outbreak.

•

The Company’s Board of Directors recently announced that as a result of a business review of CompuCom, management has initiated a process to explore a value-maximizing sale of our CompuCom Division to maximize CompuCom’s full potential and drive forward its future value and success.

B2B Pivot and Digital Transformation Progress

As a primary component of its strategy to drive growth in higher value industry segments, the Company has made significant foundational progress on its B2B pivot and digital transformation initiatives, including the development of an integrated digital source-to-settle business platform. Leveraging this initiative with its deep business relationships and supply chain capabilities, positions ODP to offer a fully integrated B2B platform that will positively impact the business sourcing and procurement industry and allow it to fully participate in the $8 trillion B2B commerce market in the U.S., of which only 17% is on-line. Progress on these initiatives includes the following:

B2B Industry Veteran Joins The ODP Corporation

The company announced that B2B industry veteran, Prentis Wilson, joined the company to lead the new digital technology business. Wilson has a strong track record of successfully building large scale, disruptive, B2B technology businesses. He spent almost eight years at Amazon, where he launched Amazon Business and grew it to over $10 billion in annual sales.

Acquired Leading eProcurement Technology Software Platform

Significantly advancing its technology development, in the first quarter of 2021, the Company acquired BuyerQuest Holdings, Inc. (“BuyerQuest”), a business services software company, which has one of the leading technology digital platforms in the procure-to-pay software market. BuyerQuest’s advanced eProcurement platform serves an existing large blue-chip customer base and has been recognized as an industry leader by some of the top industry analyst firms in the world. The acquisition of BuyerQuest accelerates the Company’s technology development with an established and well recognized eProcurement platform.

Collaboration with Microsoft

The ODP Corporation announced that it is teaming up with Microsoft to transform how businesses buy and sell. As part of this collaboration, ODP is leveraging Microsoft Azure and is working to bring the power of ODP’s new digital procurement technology platform to Microsoft Dynamics 365 Business Central customers to help them realize immediate purchase savings and procurement automation. “This collaboration is further proof that ODP is evolving into a leading B2B company,” said Smith. “By combining ODP’s broad reach to B2B customers, advanced distribution capabilities, and new technology platform development, with Microsoft Azure capabilities and technology know-how, we are going to market with solutions to help customers grow.”

“We are excited about the future of our business and the initial progress we have made on our digital transformation,” Smith continued. “Leveraging the assets that we have put in place over the last several years, combined with our new digital platform, have us well positioned to pursue growth in much larger and higher value market segments, while providing better service for our existing customers. As B2B purchasing rapidly moves online, procurement organizations are embracing digital sourcing and purchasing, while suppliers require B2B-grade eCommerce technology and nimble supply chains to remain competitive. As a world-class B2B supply chain and emerging technology platform, ODP is perfectly positioned to drive value and help customers drive growth and efficiency. We have built a team that includes some of the most respected B2B and technology veterans in the industry, accelerated our technology stack development, and are collaborating with one of the most widely respected technology companies in the world, Microsoft. The progress we have made places us in an excellent position to execute our B2B pivot, creating value for shareholders.”

Balance Sheet and Cash Flow

As of December 26, 2020, ODP had total available liquidity of approximately $1.7 billion, consisting of $729 million in cash and cash equivalents and $934 million of available credit under the Third Amended Credit Agreement. Total debt was $378 million.

For the fourth quarter of 2020, cash used in operating activities was $4 million, which included $1 million in acquisition and integration-related costs and $14 million in restructuring costs, compared to cash provided by operating activities of $152 million in the fourth quarter of the prior year, which included $4 million and $11 million, respectively, of the same costs. Working capital timing primarily drove the difference year over year.

Capital expenditures in the quarter were $14 million versus $27 million in the prior year period, reflecting lower investment in retail operations, while continuing growth investments in the Company’s service platform, distribution network, and eCommerce capabilities. The cash charges associated with the Company’s Business Acceleration Program and its Maximize B2B Restructuring Plan in the quarter were $2 million and $12 million, respectively. Accordingly, Adjusted Free Cash Flow was $4 million outflow in the fourth quarter of 2020.

2021 Commentary

“Despite the challenges caused by COVID, we drove solid results in 2020 and our team is committed to unlocking the value of our asset base by driving our digital transformation and building upon our B2B platform for the benefit of all of our stakeholders. While we expect that the conditions created by the COVID-19 pandemic will persist for the first half of the year, we expect to continue leveraging our diverse channels to market and expanded value proposition to meet our customers’ needs. We will continue to execute our Maximize B2B Restructuring Plan optimizing our retail footprint, invest in top-line revenue growth in BSD and leverage our omni-channel customer base. Additionally, we will continue to invest in our digital platform and B2B pivot, including in our technology development and supply chain capabilities,” said Smith.

Because of the continuing challenges posed by current market conditions and recent events, including the public proposal made by Sycamore Partners, the owner of Staples, to acquire The ODP Corporation, and the strategic review process exploring a value-maximizing sale of our CompuCom Division, the Company is not issuing guidance for 2021 at this time. The Company expects to make growth investments in the Company’s digital transformation initiatives in the range of $20-$25 million in capital expenditures and $30-$35 million in operating expenses in 2021.

(1)

As presented throughout this release, adjusted results represent non-GAAP financial measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, asset impairments, loss on extinguishment and modification of debt, and executive transition costs. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.theodpcorp.com.

(2)

After obtaining approval of the Company’s shareholders on May 11, 2020, the Company’s Board of Directors determined to set a reverse stock split ratio of 1-for-10 for a reverse stock split of the Company’s outstanding shares of common stock, and a reduction in the number of authorized shares of the Company’s common stock by a corresponding ratio. The reverse stock split was effective on June 30, 2020. All share and per share amounts in this release have been retroactively adjusted for the prior periods presented to give effect to this reverse stock split.

(3)

As used in this release, Free Cash Flow is defined as cash flows from operating activities less capital expenditures. Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.theodpcorp.com.

(4)

As used in this release, Adjusted Free Cash Flow is defined as Free Cash Flow excluding cash charges associated with the Company’s Maximize B2B Restructuring Plan and its Business Acceleration Program and the Federal Trade Commission cash settlement. Adjusted Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.theodpcorp.com.

(5)

Adjusted depreciation and amortization each represents a non-GAAP financial measure and excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with planned store closures under an approved restructuring plan, but only if impairment is not present. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.theodpcorp.com.

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of business services and supplies, products and digital workplace technology solutions to small, medium and enterprise businesses, through an integrated business-to-business (B2B) distribution platform, which includes world-class supply chain and distribution operations, dedicated sales professionals and technicians, online presence, and approximately 1,200 stores. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, as well as others, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.theodpcorp.com and investor.theodpcorp.com.

The ODP Corporation and Office Depot are trademarks of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2021 Office Depot, LLC. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, the potential impacts on our business due to the unknown severity and duration of the COVID-19 outbreak, or state other information relating to, among other things, the Company, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the Company’s control. There can be no assurances that the Company will realize these expectations or that these beliefs will prove correct, and therefore investors and stakeholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate the Company from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on the Company’s sales and pricing; the adverse effects of an unsolicited tender offer on our business, operating results or financial condition; the risk that the Company is unable to transform the business into a service-driven, B2B platform that such a strategy will not result in the benefits anticipated; the risk that the Company may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; the risk that the Company is unable to successfully maintain a relevant omni-channel experience for its customers; the risk that the Company is unable to execute both the Business Acceleration Program and the Maximize B2B Restructuring Plan successfully or that such program and plan will not result in the benefits anticipated; the risk that the Company will not be successful in maximizing the full potential of its CompuCom Division; failure to effectively manage the Company’s real estate portfolio; loss of business with government entities, purchasing consortiums, and sole- or limited- source distribution arrangements; failure to attract and retain qualified personnel, including employees in stores, service centers, distribution centers, field and corporate offices and executive management, and the inability to keep supply of skills and resources in balance with customer demand; failure to execute effective advertising efforts and maintain the Company’s reputation and brand at a high level; disruptions in computer systems, including delivery of technology services; breach of information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including tariffs imposed on certain foreign made goods); exclusive Office Depot branded products are subject to additional product, supply chain and legal risks; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; covenants in the credit facility; general disruption in the credit markets; incurrence of significant impairment charges; retained responsibility for liabilities of acquired companies; fluctuation in quarterly operating results due to seasonality of the Company’s business; changes in tax laws in jurisdictions where the Company operates; increases in wage and benefit costs and changes in labor regulations; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act and other worldwide anti-bribery laws; volatility in the Company’s common stock price; changes in or the elimination of the payment of cash dividends on Company common stock; macroeconomic conditions such as future declines in business or consumer spending; increases in fuel and other commodity prices and the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; catastrophic events, including the impact of weather events on the Company’s business; the discouragement of lawsuits by shareholders against the Company and its directors and officers as a result of the exclusive forum selection of the Court of Chancery, the federal district court for the District of Delaware or other Delaware state courts by the Company as the sole and exclusive forum for such lawsuits; impacts of the Company’s adoption of a limited duration shareholder rights plan including potential deterrence of unsolicited offers to acquire the Company; and the impact of the COVID-19 pandemic on the Company’s business, including on the demand for its and our customers’ products and services, on trade and transport restrictions and generally on our ability to effectively manage the impacts of the COVID-19 pandemic on our business operations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update or revise any forward-looking statements.

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	13 Weeks Ended		52 Weeks Ended
	December 26,	December 28,	December 26,	December 28,
	2020	2019	2020	2019
	(Unaudited)
Sales:
Products	$1,971	$2,113	$8,374	$9,034
Services	317	395	1,336	1,613
Total sales	2,288	2,508	9,710	10,647
Cost of goods sold and occupancy costs:
Products	1,569	1,676	6,655	7,088
Services	222	261	923	1,095
Total cost of goods sold and occupancy costs	1,791	1,937	7,578	8,183
Gross profit	497	571	2,132	2,464
Selling, general and administrative expenses	453	480	1,832	2,101
Asset impairments	8	6	431	56
Merger and restructuring expenses, net	15	11	121	116
Operating income (loss)	21	74	(252)	191
Other income (expense):
Interest income	—	6	4	23
Interest expense	(7)	(21)	(42)	(89)
Loss on extinguishment and modification of debt	—	—	(12)	—
Other income, net	1	14	7	21
Income (loss) before income taxes	15	73	(295)	146
Income tax expense (benefit)	(3)	18	24	47
Net income (loss)	$18	$55	$(319)	$99
Earnings (loss) per share
Basic	$0.35	$1.01	$(6.05)	$1.82
Diluted	$0.34	$1.00	$(6.05)	$1.80

THE ODP CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	December 26,	December 28,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$729	$698
Receivables, net	631	823
Inventories	930	1,032
Prepaid expenses and other current assets	65	75
Timber notes receivable	—	819
Total current assets	2,355	3,447
Property and equipment, net	576	679
Operating lease right-of-use assets	1,170	1,413
Goodwill	609	944
Other intangible assets, net	357	388
Deferred income taxes	162	183
Other assets	329	257
Total assets	$5,558	$7,311
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$919	$1,026
Accrued expenses and other current liabilities	1,138	1,219
Income taxes payable	12	8
Short-term borrowings and current maturities of long-term debt	24	106
Non-recourse debt	—	735
Total current liabilities	2,093	3,094
Deferred income taxes and other long-term liabilities	197	176
Pension and postretirement obligations, net	43	85
Long-term debt, net of current maturities	354	575
Operating lease liabilities	991	1,208
Total liabilities	3,678	5,138
Commitments and contingencies
Stockholders’ equity:
Common stock — authorized 80,000,000 shares of $0.01 par value; issued shares — 62,551,255 at December 26, 2020 and 62,042,477 at December 28, 2019; outstanding shares — 52,694,062 at December 26, 2020 and 53,518,232 at December 28, 2019	1	1
Additional paid-in capital	2,675	2,652
Accumulated other comprehensive loss	(32)	(66)
Accumulated deficit	(409)	(89)
Treasury stock, at cost — 9,857,193 shares at December 26, 2020 and 8,524,245 shares at December 28, 2019	(355)	(325)
Total stockholders’ equity	1,880	2,173
Total liabilities and stockholders’ equity	$5,558	$7,311

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	2020	2019
Cash flows from operating activities:
Net income (loss)	$(319)	$99
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	189	204
Amortization of debt discount and issuance costs	3	8
Charges for losses on receivables and inventories	36	26
Asset impairments	431	56
(Gain) loss on disposition of assets, net	5	(23)
Loss on extinguishment and modification of debt	12	—
Compensation expense for share-based payments	41	33
Deferred income taxes and deferred tax asset valuation allowances	9	100
Contingent consideration payments in excess of acquisition-date liability	(2)	(11)
Changes in assets and liabilities:
Decrease in receivables	191	63
Decrease in inventories	84	19
Net decrease in prepaid expenses, operating lease right-of-use assets, and other assets	317	321
Net decrease in trade accounts payable, accrued expenses, operating lease liabilities, and other current and other long-term liabilities	(513)	(532)
Other operating activities	1	3
Total adjustments	804	267
Net cash provided by operating activities	485	366
Cash flows from investing activities:
Capital expenditures	(68)	(150)
Businesses acquired, net of cash acquired	(30)	(22)
Proceeds from collection of notes receivable	818	—
Proceeds from disposition of assets	3	50
Other investing activities	13	3
Net cash provided by (used in) investing activities	736	(119)
Cash flows from financing activities:
Net payments on long and short-term borrowings	(341)	(98)
Debt retirement	(1,196)	(735)
Debt issuance	400	736
Cash dividends on common stock	(13)	(55)
Share purchases for taxes, net of proceeds from employee share-based transactions	(5)	(9)
Repurchase of common stock for treasury	(30)	(40)
Contingent consideration payments up to amount of acquisition-date liability	(1)	(12)
Other financing activities	(7)	1
Net cash used in financing activities	(1,193)	(212)
Effect of exchange rate changes on cash and cash equivalents	1	5
Net increase in cash, cash equivalents and restricted cash	29	40
Cash, cash equivalents and restricted cash at beginning of period	700	660
Cash, cash equivalents and restricted cash at end of period	$729	$700
Supplemental information
Cash interest paid, net of amounts capitalized and Timber notes/Non-recourse debt	$40	$61
Cash taxes refunded, net	(14)	(43)
Right-of-use assets obtained in exchange for new finance lease liabilities	29	27
Right-of-use assets obtained in exchange for new operating lease liabilities	126	338

THE ODP CORPORATION

BUSINESS UNIT PERFORMANCE

(In millions)

Business Solutions Division (in millions)	4Q20	4Q19	FY20	FY19
Sales	$1,129	$1,257	$4,683	$5,279
Sales change from prior year	(10)%		(11)%
Division operating income	$18	$69	$116	$271
Division operating income margin	1.6%	5.5%	2.5%	5.1%

BSD year-over-year sales performance was impacted by conditions caused by the COVID-19 outbreak, negatively impacting sales primarily in the Company’s contract channel as the operations of many businesses were interrupted and schools remained closed. The Company utilized diverse channels and a broader product portfolio to meet customer needs. Demand through its eCommerce channel grew by 15%. Adjacency categories include cleaning and breakroom, personal protective equipment (PPE), technology, furniture, and copy and print, comprised 45% of total BSD revenues in the quarter. BSD operating income was impacted by lower sales volume related to the effects of the COVID-19 pandemic and product mix, partially offset by a reduction in selling, general and administrative expenses achieved through our Business Acceleration Program.

Retail Division (in millions)	4Q20	4Q19	FY20	FY19
Sales	$951	$1,011	$4,167	$4,363
Sales change from prior year	(6)%		(4)%
Division operating income	$50	$34	$275	$194
Division operating income margin	5.3%	3.4%	6.6%	4.4%

The Retail Division reported sales were down 6% versus the prior year period related to planned closures of underperforming stores with 153 fewer retail outlets at the end of the fourth quarter as compared to the prior year. Partially offsetting these impacts were increased demand for cleaning and breakroom supplies as well as a 50% increase in our buy online, pick up in store (BOPIS) offering. Additionally, comparable store retail sales were up slightly in 2020 versus 2019. Retail Division operating income was up 47% over the same period last year and reflects a 190 basis point margin improvement. The increase in operating income versus the prior year was largely related to strong demand for cleaning/breakroom categories, coupled with lower operating lease costs and lower SG&A from cost savings initiatives, and improvements in distribution and inventory management costs.

CompuCom Division (in millions)	4Q20	4Q19	FY20	FY19
Sales	$207	$237	$854	$994
Sales change from prior year	(13)%		(14)%
Division operating income (loss)	$4	$9	$14	$(2)
Division operating income (loss) margin	1.9%	3.8%	1.6%	(0.2)%

The CompuCom Division reported sales decrease was due to lower product sales and services volumes, and customer imposed project delays related to the COVID-19 health crisis which impacted business operations of certain customers. The CompuCom Division operating income was $4 million in the fourth quarter of 2020, down from $9 million in the fourth quarter of 2019. Business Acceleration Program cost efficiency measures helped to partially offset lower service and product sales volume related to disruptions caused by the COVID-19 outbreak.

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities less capital expenditures. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network. Adjusted free cash flow is also a non-GAAP measure, which we define as free cash flow excluding cash charges associated with the Company’s Maximize B2B Restructuring Plan and its Business Acceleration Program and the Federal Trade Commission cash settlement.

(In millions, except per share amounts)

Q4 2020	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Assets impairments	$8	0.3%	$8	$—		—%
Merger and restructuring expenses, net	$15	0.7%	$15	$—		—%
Operating income	$21	0.9%	$(23)	$44	(7)	1.9%
Income tax expense	$(3)	(0.1)%	$(11)	$8	(9)	0.3%
Net income	$18	0.8%	$(12)	$30	(10)	1.3%
Earnings per share (most dilutive)	$0.34		$(0.21)	$0.55	(10)
Depreciation and amortization	$46	2.0%	$1	$45	(11)	2.0%

Q4 2019	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$480	19.1%	$1	$479	(6)	19.1%
Assets impairments	$6	0.2%	$6	$—		—%
Merger and restructuring expenses, net	$11	0.4%	$11	$—		—%
Operating income	$74	3.0%	$(18)	$92	(7)	3.7%
Income tax expense	$18	0.7%	$(4)	$22	(9)	0.9%
Net income	$55	2.2%	$(14)	$68	(10)	2.7%
Earnings per share (most dilutive)	$1.00		$(0.24)	$1.24	(10)

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

2020	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Assets impairments	$431	4.4%	$431	$—		—%
Merger and restructuring expenses, net	$121	1.2%	$121	$—		—%
Operating income (loss)	$(252)	(2.6)%	$(552)	$300	(7)	3.1%
Loss on extinguishment and modification of debt	$(12)	(0.1)%	$(12)	$—		—%
Other income, net	$7	0.1%	$1	$6	(8)	0.1%
Income tax expense	$24	0.2%	$(55)	$79	(9)	0.8%
Net income (loss)	$(319)	(3.3)%	$(508)	$189	(10)	1.9%
Earnings (loss) per share (most dilutive)	$(6.05)		$(9.55)	$3.50	(10)
Depreciation and amortization	$189	1.9%	$4	$185	(11)	1.9%

2019	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$2,101	19.7%	$3	$2,097	(6)	19.7%
Assets impairments	$56	0.5%	$56	$—		—%
Merger and restructuring expenses, net	$116	1.1%	$116	$—		—%
Operating income	$191	1.8%	$(175)	$367	(7)	3.4%
Income tax expense	$47	0.4%	$(46)	$93	(9)	0.9%
Net income	$99	0.9%	$(129)	$228	(10)	2.1%
Earnings per share (most dilutive)	$1.80		$(2.33)	$4.13	(10)
Depreciation and amortization	$204	1.9%	$2	$202	(11)	1.9%

	13 Weeks Ended		52 Weeks Ended
	December 26,	December 28,	December 26,	December 28,
Adjusted EBITDA:	2020	2019	2020	2019
Net income (loss)	$18	$55	$(319)	$99
Income tax expense (benefit)	(3)	18	24	47
Income (loss) before income taxes	15	73	(295)	146
Add (subtract)
Interest income	—	(6)	(4)	(23)
Interest expense	7	21	42	89
Adjusted depreciation and amortization (11)	45	50	185	202
Charges and credits, pretax (12)	23	18	563	175
Adjusted EBITDA	$89	$156	$491	$590

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

(6)	Adjusted selling, general and administrative expenses for the fourth quarter and year-to-date 2019 exclude charges for executive transition costs of $1 million and $3 million, respectively.
(7)	Adjusted operating income for all periods presented herein exclude merger and restructuring expenses, net, asset impairments (if any) and executive transition costs (if any).
(8)	Adjusted other income, net for year-to-date 2020 excludes credits for Indemnification asset adjustments of $1 million.
(9)	Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(10)

Adjusted net income and adjusted earnings per share (most dilutive) for all periods presented exclude merger and restructuring expenses, net, asset impairments (if any), executive transition costs (if any), loss on extinguishment and modification of debt (if any), indemnification asset adjustments (if any), and exclude the tax effect of the charges or credits not indicative of core operations.

(11)

Adjusted depreciation and amortization for all periods presented herein exclude accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with the planned store closures under an approved restructuring plan, but only if impairment is not present.

(12)

Charges and credits, pretax for all periods presented include merger and restructuring expenses, net, asset impairments (if any), executive transition costs (if any), loss on extinguishment and modification of debt (if any) and indemnification asset adjustments (if any).

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	December 26,	December 28,	December 26,	December 28,
Free cash flow	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$(4)	$152	$485	$366
Capital expenditures	(14)	(27)	(68)	(150)
Free cash flow	(18)	125	417	216
Adjustments for certain cash charges
Maximize B2B Restructuring Plan	12	—	28	—
Business Acceleration Program	2	10	29	69
Federal Trade Commission settlement	—	—	—	25
Adjusted free cash flow	$(4)	$135	$474	$310

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

THE ODP CORPORATION

Store Statistics

(Unaudited)

	Q4	Q4	Full Year
	2019	2020	2020
Retail Division:
Stores opened	—	—	—
Stores closed	10	90	153
Total retail stores (U.S.)	1,307	1,154	—
Total square footage (in millions)	29.1	25.5	—
Average square footage per store (in thousands)	22.3	22.1	—